Exhibit 99.1

The Habit Restaurants, Inc. Appoints Joseph J. Kadow to the Board of Directors

IRVINE, Calif., September 28, 2015 -- The Habit Restaurants, Inc. (Nasdaq: HABT) (“The Habit”), today announced the appointment of Joseph J. Kadow to its Board of Directors effective September 28, 2015. In addition to serving on the Board of Directors, Mr. Kadow will serve on The Habit’s Audit Committee and Nominating and Corporate Governance Committee.

“We are very pleased to welcome Joe to our Board of Directors,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc. “Joe brings with him extensive legal, communication and government relations experience. He is also a 20 year veteran of the restaurant industry and serves on the Board of Directors of the National Restaurant Association, both of which will be a great asset to The Habit during this very exciting time of growth for our brand.”

Mr. Kadow is currently Executive Vice President, Chief Legal Officer of Bloomin’ Brands, Inc. (NASDAQ: BLMN). Mr. Kadow joined Bloomin’ Brands in 1994 as Vice President and General Counsel. Prior to joining Bloomin’ Brands (f/k/a OSI Restaurant Partners, Inc.), Mr. Kadow was a partner in the Orlando, Florida office of the national law firm of Baker Hostetler.

Mr. Kadow is Vice Chairman of the Board of Directors of the National Restaurant Association and will serve as Chairman in 2016. Mr. Kadow graduated from the University of Scranton in 1978 with a Bachelor of Science degree in Accounting. He received his Juris Doctor degree from the Dickinson School of Law at Pennsylvania State University in 1981.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric fast casual restaurant concept that specializes in preparing fresh, made-to-order char-grilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade albacore tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to more than 120 restaurants in 12 markets throughout California, Arizona, Florida, Nevada, New Jersey and Utah.

CONTACTS:

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com